                                Employment Agreement

      EMPLOYMENT AGREEMENT, dated as of January 1, 1998, between California Federal Bank, a Federal Savings Bank (the "Company") and J. Randy Staff (the "Executive").

      The Company wishes to employ the Executive, and the Executive wishes to accept such employment, on the terms and conditions set forth in this Agreement.

      Accordingly, the Company and the Executive hereby agree as follows:

      Employment, Duties and Acceptance.

             1.1 Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive (except as otherwise provided herein) and full-time services to the Company as Executive Vice President or in such other executive position as may be mutually agreed upon by the Company and the Executive, and to perform such other duties consistent with such position as may be assigned to the Executive by the Board of Directors or any officer of the Company senior to the Executive.

             1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests. The Executive further agrees to accept election, and to serve during all or any part of the Term, as an officer or director of the Company and of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement, if elected to any such position by the shareholders or by the Board of Directors of the Company or of any subsidiary or affiliate, as the case may be. Notwithstanding the foregoing and other provisions of this Agreement, the Company acknowledges that the Executive has ownership interests in and serves as an officer and/or director of Ganado Bancshares, Inc. and American Bank, N.A., and is a director of Citizens State Bank, Johnson County, Texas. The Executive shall be permitted to maintain such ownership interests and positions so long as they do not interfere in any material way with the Executive's duties hereunder. The Executive hereby represents and warrants that the Executive is not subject to any other agreement, including without limitation, any agreement not to compete or confidentiality agreement, which would be violated by the Executive's performance of services hereunder.

             1.3 Location. The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company in Dallas, Texas, with up to one week per month at the office of the Company in San Francisco, California, in each case subject to reasonable other travel requirements on behalf of the Company.


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      2.     Term of Employment; Certain Post-Term Benefits.


             2.1 The Term. The term of the Executive's employment under this Agreement (the "Term") shall commence January 1, 1998 and shall end on December 31, 2000.

             2.2 Special Curtailment. The Term shall end earlier than the original December 31, 2000 termination date provided in Section 2.1 if sooner terminated pursuant to Section 4. Non-extension of the Term shall not be deemed to be a wrongful termination of the Term or this Agreement by the Company pursuant to Section 4.4.

      3.     Compensation; Benefits.


             3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive during the Term a base salary, payable semi-monthly in arrears, at the annual rate of not less than $700,000, less such deductions or amounts to be withheld as required by applicable law and regulations (the "Base Salary"). In the event that the Company, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement.

             3.2 Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers provided, however, that the maximum amount available for such expenses during any period may be fixed in advance by the Chairman or Vice Chairman of the Board of Directors, the President of the Company, or the Board of Directors. The Company acknowledges that the Executive shall be permitted to travel first class when traveling on behalf of the Company.

             3.3 Paid Time Off. During the Term, the Executive shall be entitled to paid time off ("PTO") of five weeks taken in accordance with the PTO policy of the Company during each year of the Term.

             3.4 Fringe Benefits. During the Term, the Executive shall be entitled to all benefits for which the Executive shall be eligible under any qualified pension plan, 401(k) plan, group insurance or other so-called "fringe" benefit plan which the Company provides to its employees generally, together with executive medical benefits for the Executive, the Executive's spouse and the Executive's children as from time to time in effect for officers of the Company generally.




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             3.5   Additional Benefits. During the Term, the Executive shall
be entitled to such other benefits as are specified in Appendix I to this Agreement.


      4.     Termination.

             4.1 Death. If the Executive shall die during the Term, the Term shall terminate and no further amounts or benefits shall be payable hereunder, except that the Executive's legal representatives shall be entitled to receive continued payments in an amount equal to 60% of the Base Salary, in the manner specified in Section 3.1, until the end of the Term (as in effect immediately prior to the Executive's death).

             4.2 Disability. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive's services hereunder for (i) a period of six consecutive months or (ii) for shorter periods aggregating six months during any twelve month period, the Company may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate of six months, by written notice to the Executive (but before the Executive has recovered from such disability), terminate the Term and no further amounts or benefits shall be payable hereunder, except that the Executive shall be entitled to receive
(i) continued payments in an amount equal to 60% of the Base Salary, in the manner specified in Section 3.1, until the end of the Term and (ii) such amounts and benefits, if any, specified in Paragraph 5 of Appendix I. If the Executive shall die before receiving all payments to be made by the Company in accordance with the foregoing, such payments shall be made to a beneficiary designated by the Executive on a form prescribed for such purpose by the Company, or in the absence of such designation to the Executive's legal representative.

             4.3 Cause. In the event of gross neglect by the Executive of the Executive's duties hereunder, conviction of the Executive of any felony, conviction of the Executive of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, willful misconduct by the Executive in connection with the performance of any material portion of the Executive's duties hereunder, breach by the Executive of any material provision of this Agreement, the Company's employment policies including the Code of Ethics, or any other conduct on the part of the Executive which would make the Executive's continued employment by the Company materially prejudicial to the best interests of the Company, the Company may at any time by written notice to the Executive terminate the Term and, upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except any as shall have been earned to the date of such termination. Termination for cause under the foregoing sentence shall also include the bases therefore set forth in the provisions of 12 C.F.R. Section 563.39(b)(1) or successor regulation defining termination for cause in employment agreements for employees of a savings association.


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             4.4 Company Breach. In the event of (a) the breach of any material provision of this Agreement by the Company, (b) the assignment to Executive of duties materially inconsistent with his status as Executive Vice President of the Company or an adverse alteration in the nature of Executive's responsibilities or (c) a reduction by the Company in the Executive's Base Salary or bonus or a failure by the Company to pay any such amounts when due, the Executive shall be entitled to terminate the Term upon 60 days' prior written notice to the Company. Upon such termination, or in the event the Company terminates the Term or this Agreement other than pursuant to the provisions of Section 4.2 or 4.3, the Company shall continue to provide the Executive (i) payments of Base Salary in the manner and amounts specified in section 3.1 and (ii) fringe benefits and additional benefits in the manner and amounts specified in Sections 3.4 and 3.5, until the end of the Term (the "Damage Period"). The Company's obligations pursuant to this Section 4.4 are subject to the Executive's duty to mitigate damages by seeking other employment provided, however, that the Executive shall not be required to accept a position of lesser importance or of substantially different character than the position held with the Company immediately prior to the effective date of termination or in a location outside of the Dallas, Texas metropolitan area. To the extent that the Executive shall earn compensation during the Damage Period (without regard to when such compensation is paid), the Base Salary payments to be made by the Company pursuant to this Section 4.4 shall be correspondingly reduced.

Notwithstanding anything in this Section 4.4 to the contrary, the total of all post-termination Base Salary payments to be made under this Section 4.4 shall not be less than the Executive's annual Base Salary at the date of termination. At the end of the Term the Company shall pay to Executive, subject to applicable withholding requirements, the amount due under the preceding sentence in a lump sum payment. Executive waives any right to compensation under any Company severance program applicable to the Executive (other than the Management Incentive Program and the Deferred Executive Compensation Program).


             4.5   Termination Under Banking Laws.

             4.5.1 If the Executive is suspended or temporarily prohibited from participating in the conduct of the Company's affairs by a notice served under
Section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (the "FDIA")
(12 U.S.C. Section 1818(e)(3) and (g)(1)) the Company's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay the Executive all or part of the compensation withheld while its obligations hereunder were suspended, and
(ii) reinstate (in whole or in part) any of its obligations which were suspended.






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             4.5.2 If the Executive is removed or permanently prohibited from participating in the conduct of the Company's affairs by an order issued under
Section 8(e)(4) or (g)(1) of the FDIA (12 U.S.C. Section 1818(e)(4) or (g)(l)), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

             4.5.3 If the Company is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this Section 4.5.3 shall not affect any vested rights of the Company or of the Executive.

             4.5.4 All obligations of the Company under this Agreement may be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Company, (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time Federal Deposit Insurance Corporation or Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDIA; or (ii) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operations of the Company or when the Company is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

             4.6 Litigation Expenses. Except as provided for in Section 5.7. if the Company and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by the Company or the Executive, and if a judgment in such action, suit or proceeding is rendered in favor of the Executive, the Company shall reimburse the Executive for all expenses (including reasonable attorneys' fees) incurred by the Executive in connection with such action, suit or proceeding. Such costs shall be paid to the Executive promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses.


      5.     Protection of Confidential Information; Non-Competition.

             5.1 In view of the fact that the Executive's work for the Company will bring the Executive into close contact with many confidential affairs of the Company not readily available to the public, and plans for future developments, the Executive agrees:

             5.1.1 To keep and retain in the strictest confidence all confidential matters of the Company, including, without limitation, "know how", trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, other business affairs of the Company, and any information whatsoever concerning any director, officer, employee or agent of the Company or their respective family members learned by the Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company,

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either during or after the Executive's employment with the Company, except in the course of performing the Executive's duties hereunder or with the Company's express written consent. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial; and

             5.1.2 To deliver promptly to the Company on termination of the Executive's employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control.

             5.2 During the Term, the Executive shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company or of any of its subsidiaries or affiliates; the Executive shall not engage in such business on the Executive's own account; and the Executive shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity provided, however, that nothing contained in this Section 5.2 shall be deemed to prohibit the Executive from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation.

             5.3 If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.1 or 5.2 hereof, the Company shall have the following rights and remedies:

             5.3.1 The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

             5.3.2 The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of the preceding paragraph, and the Executive hereby agrees to account for and pay over such Benefits to the Company.



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Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

         5.4 If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

         5.5 If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form, said provision shall then be enforceable.

         5.6 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1 and 5.2 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

         5.7 In the event that any action, suit or other proceeding in law or in equity is brought to enforce the covenants contained in sections 5.1 and 5.2 or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Company in such action, suit or other proceeding shall (on demand of the Company) be paid by the Executive. In the event the Company fails to obtain a judgment for money damages or an injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Executive in such action, suit or other proceeding shall (on demand of the Executive) be paid by the Company.


      6.     Inventions and Patents.

             6.1 The Executive agrees that all processes, technologies and inventions (collectively, "Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are

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conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

             6.2 If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive's employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

             6.3 The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the company in writing prior to the date hereof.


      7. Intellectual Property.


                  The Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.


      8. Indemnification.


                  The Company will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.


      9. Notices.


                  All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given

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if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

             If to the Company, to:

                   California Federal Bank, A Federal Savings Bank 200 Crescent Court; Suite 1350
                   Dallas, Texas 75201
                   Attention:Gerald J. Ford


             with a copy to:

                   MacAndrews & Forbes Holdings Inc.
                   35 East 62nd Street
                   New York, New York 10021
                   Attention:General Counsel


             If to the Executive, to:

                   J.Randy Staff
                   6964 Tokalon
                   Dallas, Texas 75214



      10.General.

             10.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

             10.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

             10.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including, but not limited to, that employment agreement between the Executive and the Company dated February 1, 1995. No representation, promise or inducement has been made by either party that is not

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embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation promise or inducement not so set forth.

             10.4 This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate which has the financial resources to meet the Company's obligations hereunder or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

             10.5 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

      11.    Subsidiaries and Affiliates.


             11.1 As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       CALIFORNIA FEDERAL BANK, A
                                       Federal Savings  Bank



                                       By: /s/ Gerald J. Ford
                                           ----------------------------------
                                           Gerald J. Ford
                                           Chairman of the Board


                                           /s/ J. Randy Staff
                                           ----------------------------------
                                           J. Randy Staff


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                                     APPENDIX I

Additional Benefits:

             1. Medical Examination. The Executive shall be reimbursed by the Company for the reasonable cost of one annual medical examination upon presentation of an expense statement.

             2. Automobile. The Company shall afford the Executive the right to use an automobile on a continuing basis and shall provide garaging near the Executive's office, all on the following basis. The Company shall pay, upon presentation of an expense statement, all reasonable expenses associated with the operation of such automobile and the rental of such garage space in the same manner as is, from time to time, in effect with respect to executive officers of the Company generally, including, without limitation, all reasonable maintenance and insurance expenses. The automobile furnished by the Company shall be a late model top-of-the-line luxury automobile to be reasonably selected by the Executive. Upon the expiration of the Term, the Executive promptly shall return the automobile to the Company.

             3. Insurance. The Company agrees to provide the Executive with additional term life insurance coverage with a face amount of two (2) times the then current Base Salary, on the following basis. The Executive may select a plan of his choice and may designate the beneficiary of such plan. The Company shall pay, upon presentation of an expense statement, the periodic premiums relating to such additional term life insurance payable during the Term.

             4. Club Membership. The company shall reimburse the Executive, upon presentation of an expense statement, for all reasonable initiation fees and periodic dues for membership in a golf or social club of the Executive's choice.

             5. Disability. If the Company elects to terminate the Term pursuant to Section 4.2 of the Agreement, in addition to the amounts payable under such Section, for the shorter of the period the Executive remains disabled or until the Executive has attained the age of 65, the Company shall continue to provide benefits for the Executive under the corporate group life insurance plan and for the Executive, his spouse and children under the corporate group medical (including the executive medical plan) insurance plan, to the extent permitted by such plans and to the extent such benefits continue to be provided to the Company's employees or officers, as applicable, generally.

             6. Management Incentive Plan. The Executive shall be eligible to participate in the First Nationwide Holdings Inc. Management Incentive Plan. Participation shall be subject to the terms of the Plan. In the event that the Term of the Agreement is terminated pursuant to Section 4.4 hereof, the Executive's interest in such plan shall become fully vested.



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